                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           ERGO SCIENCE CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                           ERGO SCIENCE CORPORATION

                              THIS IS YOUR PROXY

Dear Stockholder:

Your Proxy is being solicited by the Board of Directors of Ergo Science Corporation for the Annual Meeting of Stockholders to be held on June 25, 1996, at 10:00 a.m. local time, at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts.

Enclosed with this Proxy is a Proxy Statement containing important information about the four issues that you are being asked to approve.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly returning your completed Proxy card prior to the Annual Meeting.

Please mark the boxes on the Proxy card below to indicate how your shares are to be voted, then sign the card, detach it and return your Proxy card in the enclosed envelope.

Thank you in advance for your prompt consideration of these matters.

                            ERGO SCIENCE CORPORATION

                             Charlestown Navy Yard
                                100 First Avenue
                             Charlestown, MA  02129

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, JUNE 25, 1996

To our Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Ergo Science Corporation (the "Company") on Tuesday, June 25, 1996, at 10:00 a.m., local time, at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts. The meeting will be held for the following purposes:

     (1) To elect two directors as Class I directors of the Company to serve for a three-year term ending at the Annual Meeting of stockholders in 1999 and until their successors are duly elected and qualified or their earlier resignation or removal;

     (2) To approve an amendment to the Ergo Science Corporation Amended and Restated 1995 Long Term Incentive Plan that will increase the number of shares of the Company's common stock available to be issued thereunder from 731,525 shares to 1,431,525 shares;

     (3)    To approve a Stock Option Plan for Non-Employee Directors of the
            Company;

     (4) To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants of the Company for fiscal 1996;

     (5) To transact any other business that may properly come before the meeting.

     This notice is accompanied by a form of proxy, a Proxy Statement and the Company's 1995 Annual Report to stockholders. These items of business are more fully described in the Proxy Statement.

     The close of business on May 10, 1996, has been fixed as the record date to determine stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days before the meeting at the Company's offices at the address on this notice and at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy as promptly as possible in accordance with the instructions on the proxy card to ensure your representation at the meeting. A return envelope is enclosed for that purpose. You may revoke your proxy at any time before the shares to which it relates are voted at the Annual Meeting, and you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held in the name of a broker, bank, or other nominee and you wish to attend and vote at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

                               By Order of the Board of Directors,


                               Manuel Cincotta, Jr.
                               Chairman of the Board and Secretary
Charlestown, Massachusetts
May 24, 1996

                           Ergo Science Corporation

                             Charlestown Navy Yard
                               100 First Avenue
                            Charlestown, MA  02129

                             ____________________

                                PROXY STATEMENT
                              ____________________



                        ANNUAL MEETING OF STOCKHOLDERS

          The Board of Directors of Ergo Science Corporation (the "Company") requests your Proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, June 25, 1996, at 10:00 a.m., local time, at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts, and at any adjournments thereof.
By signing and returning the enclosed Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. This Proxy Statement and Proxy were first mailed to stockholders of the Company on or about May 24, 1996.

          If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another Proxy. You may revoke the enclosed Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to the Secretary of the Company, (b) written notice of revocation to the Secretary of the Company, or (c) voting in person at the Annual Meeting.


                               VOTING AND QUORUM

          The only outstanding voting security of the Company is its common stock, par value $.01 per share ("Common Stock"). On May 10, 1996, the record date for the Annual Meeting, there were 10,168,080 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

          Each outstanding share of Common Stock is entitled to one vote. The presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date is required to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.


                      PROPOSAL ONE - ELECTION OF DIRECTORS

          The Company's Board of Directors consists of seven members divided into three classes serving staggered three-year terms. The terms of Class I directors expire at this Annual Meeting. Two directors are to be elected as Class I directors at this Annual Meeting.

          The Board of Directors has designated Messrs. J. Warren Huff and Stephen A. Duzan as nominees for re-election as Class I directors of the Company at the Annual Meeting. If elected, each nominee for Class I director will serve until expiration of his term at the 1999 Annual Meeting of stockholders and until his successor is elected and qualified. Each nominee is currently a director of the Company. For information about each nominee, see "Directors and Executive Officers."

          Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of the Company's directors will be reduced.

          The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director.

The Board of Directors recommends that the stockholders vote FOR the election of each of these nominees.


                   PROPOSAL TWO - AMENDMENT TO THE COMPANY'S
               AMENDED AND RESTATED 1995 LONG TERM INCENTIVE PLAN

          The Company has used stock options as a key element of its overall compensation program for employees of the Company. The Board of Directors and the Compensation Committee of the Board of Directors believe that it is important to have equity-based incentives available to attract and retain quality employees. The Board of Directors has approved, subject to stockholder approval, an amendment to the Company's Amended and Restated 1995 Long Term Incentive Plan (the "Incentive Plan"). A description of the Incentive Plan, including information regarding persons eligible for participation in the plan and the tax effects of the plan, is set forth under "Compensation Plans- The Incentive Plan."

          Currently, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Incentive Plan is 731,525 (subject to adjustment in certain circumstances). Of that number, 8,445 shares remained available for grant as of May 24, 1996. The proposed amendment will increase the number of shares available under the Incentive Plan by 700,000 (to 1,431,525). Specifically, the proposed amendment would amend Section 2.1 of the Incentive Plan by replacing the number "731,525" with the number "1,431,525."

          Approval of this amendment to the Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, an abstention will have the same effect as a vote against this amendment and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of this amendment.

The Board of Directors recommends that the stockholders vote FOR the amendment to the Incentive Plan.

                  PROPOSAL THREE - APPROVAL OF THE COMPANY'S
                 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

          The Board of Directors believes that it is important to have equity-based incentives available to attract and retain quality independent directors. Directors of the Company currently do not receive cash compensation for their services as directors. The Board of Directors has approved, subject to stockholder approval, the Stock Option Plan for Non-Employee Directors (the "Director Stock Plan"). A description of the Director Stock Plan, including information regarding persons eligible for participation in the plan and the tax effect of the plan, is set forth under "Compensation Plans - The Director Compensation Plan."

          Approval of the Director Stock Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to a vote at the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, an abstention will have the same effect as a vote against this amendment and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes for approval of this amendment.

The Board of Directors recommends that the stockholders vote FOR the approval of the Director Stock Plan.


             PROPOSAL FOUR - SELECTION OF INDEPENDENT ACCOUNTANTS

          The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for 1996, subject to stockholder approval. In August 1995, Coopers & Lybrand L.L.P. was selected as the Company's independent accountants for 1995. See "Additional Information - Change in Independent Accountants." The Company expects that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

          Ratification of Coopers & Lybrand L.L.P. as the Company's independent accountants requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, an abstention will have the same effect as a vote against the ratification of Coopers & Lybrand L.L.P., and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. If the independent accountants are not ratified, the Board of Directors will consider the appointment of other independent accountants. The Board of Directors may terminate the appointment of Coopers & Lybrand L.L.P. as independent accountants without the approval of the Company's stockholders whenever the Board of Directors deems termination necessary or appropriate.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Coopers & Lybrand L.L.P.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table provides information concerning directors and executive officers of the Company:

              Name                  Age              Position
              ----                  ---              --------

     Manuel Cincotta, Jr. (2)(3)..  49     Chairman of the Board of Directors,
                                           Treasurer and Secretary
     J. Warren Huff...............  42     President, Chief Executive Officer
                                           and Director
     Anthony H Cincotta,..........  38     Director of Research and Director
      Ph.D.(3).
     Ronald H. Abrahams,..........  53     Executive Vice President and Chief
      Ph.D.                                Operating  Officer
     Thomas N. Thurman............  52     Senior Vice President, Marketing
                                           and Business Development
     Alan T. Barber...............  42     Vice President, Finance and
                                           Administration and Chief Financial
                                           Officer
     David R. Burt................  32     Vice President, Corporate Development
     Robert M. Powell.............  40     Vice President of Operations
     Stephen A. Duzan (1).........  54     Director
     Ray L. Hunt (1)(2)...........  53     Director
     Thomas F. McWilliams.........  53     Director
      (1)(2)
     Albert H. Meier, Ph.D........  66     Director and Chief Scientist
                                           (Consultant)
- -------------

(1)  Member of the Audit Committee and the Compensation Committee.
(2)  Member of the Nominating Committee.
(3)  Manuel Cincotta, Jr., and Dr. Anthony H. Cincotta are brothers.

     The Board of Directors is divided into three classes and is presently comprised of seven members. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stephen A. Duzan and J. Warren Huff are Class I directors whose terms of office expire at the annual meeting of stockholders in 1996; Ray L. Hunt and Thomas F. McWilliams are Class II directors whose terms of office expire at the annual meeting of stockholders in 1997; and Anthony H. Cincotta, Ph.D., Manuel Cincotta, Jr., and Albert H. Meier, Ph.D., are Class III directors whose terms of office expire at the annual meeting of stockholders in 1998.

     Executive officers are generally elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their
successors are appointed.   A brief biography of each director and executive
officer follows.

     Manuel Cincotta, Jr., has been Chairman of the Board, Treasurer and Secretary of the Company since January 1990. From January 1990 until November 1995, Mr. Cincotta was Chief Executive Officer of the Company. For health reasons, Mr. Cincotta retired as Chief Executive Officer in November 1995. From 1969 until 1992, Mr. Cincotta was employed as a scientist by the Department of the Navy's Research and Technology Branch of the Naval Underwater Systems Center, most recently as a chief scientist and senior project engineer. Mr. Cincotta received his B.S. and M.S. in chemical engineering from the Lowell Technological Institute.

     J. Warren Huff has been President and Chief Executive Officer of the Company since November 1995. Mr. Huff joined the Company as its Executive Vice President, Commercial Development and Finance, in February 1993. He became President and Chief Operating Officer of the Company in January 1994, and he has served as a director of the Company since January 1994. From 1979 until 1993, Mr. Huff was an attorney at Johnson & Gibbs, P.C., a law firm in Dallas, Texas, where most recently he was chairman of the firm's corporate/securities department. Mr. Huff represented companies in the medical science, biotechnology, computer and telecommunications industries. Mr. Huff received a B.B.A. in accounting from the University of Texas at Austin and a J.D. from Southern Methodist University.

     Anthony H. Cincotta, Ph.D., has been Director of Research of the Company and a director since January 1990. From 1989 through July 1995 he was an instructor at the Harvard Medical School, an Assistant Instructor in Biochemistry at Massachusetts General Hospital, and an Adjunct Assistant Professor of Zoology and Physiology at Louisiana State University ("LSU"). From 1987 to 1989, Dr. Cincotta was a Research Assistant Professor of Zoology and Physiology at LSU and a research consultant at the Rowland Institute of Science, Inc. Dr. Cincotta received his B.S. in biochemistry and molecular biology from the University of California at Santa Barbara and his M.S. and Ph.D. degrees in physiology from LSU. He is the author of approximately 19 publications regarding temporal neuroendocrine organization.

     Ronald H. Abrahams, Ph.D., joined the Company as Senior Vice President, Scientific Affairs, in April 1994 and was appointed Chief Operating Officer in March 1996. From 1972 until joining the Company, Dr. Abrahams held various scientific, quality assurance, and regulatory affairs positions with Baxter International Incorporated, an international healthcare company. From 1990 until 1994, Dr. Abrahams was a corporate vice president and corporate officer with Baxter International responsible for quality and regulatory affairs. Dr. Abrahams currently serves on the board of directors and is Chair-Elect of the Association for the Advancement of Medical Instrumentation. Dr. Abrahams received a B.S. in pharmacology from the University of Illinois and a Ph.D. in pharmacology and experimental therapeutics from Loyola University in Chicago, Illinois.

     Thomas N. Thurman joined the Company as Senior Vice President, Marketing and Business Development, in June 1994. Before then, Mr. Thurman was a Vice President and Member of the Executive Committee of Boots Pharmaceuticals, Inc., a pharmaceutical company in Lincolnshire, Illinois. At Boots, he was responsible for new products marketing, business development and public affairs. In addition, Mr. Thurman has over 21 years of experience in domestic and international pharmaceutical marketing, strategic planning and business development with companies including The Upjohn Company, E.R. Squibb & Sons, and Wyeth International. He has written extensively on pharmaceutical marketing and management and served as an Adjunct Professor of Marketing and Management at Western Michigan University. Mr. Thurman holds a B.A. from Syracuse University, an M.B.A. from the University of Michigan, and an M.A. from Western Michigan University.

     Alan T. Barber joined the Company as Vice President, Finance and Administration, in November of 1993 and became Chief Financial Officer in October 1995. Before joining the Company, Mr. Barber was a partner with the accounting firm Coopers & Lybrand L.L.P. in Dallas, Texas, and Tokyo, Japan, where he specialized in global and domestic corporate finance and strategic alliances. Mr. Barber received a B.S. in accounting from Florida State University. Mr. Barber is a Certified Public Accountant.

     David R. Burt joined the Company as Vice President, Corporate Development, in March 1993. From 1990 until 1993, Mr. Burt practiced corporate and securities law at Johnson & Gibbs, P.C., a law firm in Dallas, Texas. Mr. Burt's practice involved representing issuers and underwriters in financing transactions in a variety of high technology industries. Mr. Burt received a B.A. in government from Dartmouth College and a J.D. from the University of Maryland Law School. Before attending law school, Mr. Burt worked on the staff of United States Senator Paul S. Sarbanes.

     Robert M. Powell joined the Company as Vice President of Operations in March 1996. Mr. Powell has close to 20 years of experience in the field of pharmaceutical production and quality control. Most recently, Mr. Powell served as Vice President, Quality Assurance/Quality Control at Biogen, Inc. in Cambridge, Massachusetts. From 1978 to 1994, Mr. Powell served in positions of increasing management responsibilities at Baxter Healthcare Corporation, located in Deerfield, Illinois, including his tenure as Vice President, Manufacturing/Global Sourcing for the V. Mueller Division, Deerfield, Illinois. In that capacity, Mr. Powell had direct responsibility for all aspects of manufacturing operations, facilities and human resources. Mr. Powell received a B.S. in biology from Mississippi College.

     Stephen A. Duzan became a director of the Company in October 1994. He is currently Chairman, Chief Executive Officer and a director of Key Computer Systems, Inc., a privately held company located in Seattle, Washington. Mr. Duzan was a co-founder of Immunex Corporation, Seattle, Washington, and served as its Chairman, Chief Executive Officer and director from its formation in 1981 until his retirement in September 1993. He also held the title of President of Immunex from 1981 through 1990. Mr. Duzan serves on the Boards of Directors of Targeted Genetics Corporation of Seattle, Washington, the International Biotechnology Trust of London, England, and Numera Corporation of Seattle, Washington.

     Ray L. Hunt became a director of the Company in January 1994 in connection with Hunt Financial Corporation's purchase of convertible securities of the Company. Mr. Hunt has been the Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated, Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for over twenty years. Mr. Hunt is a director of Dresser Industries, Inc., an international oil field service company in Dallas, Texas, and has recently been elected a director of Pepsico, Inc., Purchase, New York, effective April 1, 1996. Mr. Hunt also has been elected a director of Electronic Data Systems Corporation, located in Dallas, Texas, effective upon completion of its spin-off from General Motors Corporation. Mr. Hunt received his B.B.A. in economics from Southern Methodist University.

     Thomas F. McWilliams became a director of the Company during September 1992 in connection with the purchase of the Company's convertible securities by Citicorp Venture Capital Ltd. ("CVC") . Mr. McWilliams is Managing Director of CVC, a small business investment company, and has been affiliated with CVC since 1983. Between 1978 and 1983, Mr. McWilliams held various positions, including President, with Shelter Resources Corporation, a company with interests in industries related to manufactured housing and consumer products. From 1967 until 1978, Mr. McWilliams served in various corporate finance and management positions at Citibank, N.A. He is a director of Chase Brass Industries, Inc., a metals processing company. Mr. McWilliams received his A.B. from Brown University and his M.B.A. from the Wharton School, University of Pennsylvania.

     Albert H. Meier, Ph.D. has been a director of the Company since January 1990 and a consultant to the Company since June 1992. Since June 1995, Dr. Meier has been employed by the Company as Chief Scientist on a consultant basis. From 1972 until his retirement in the summer of 1995, Dr. Meier was a Professor of Zoology and Physiology at LSU. Previously at LSU, Dr. Meier was an Associate Professor (1967-1972) and an Assistant Professor (1964-1967). From 1962 to 1964, Dr. Meier was an NIH Postdoctoral Fellow at Washington State University; and from 1961 to 1962 was a Postdoctoral Associate at Wabash College. Dr. Meier received his B.A. in Zoology from Washington University, St. Louis, Missouri and his M.S and Ph.D. in Zoology from the University of Missouri. He is the author of over 120 publications regarding temporal neuroendocrine organization.


                     MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors held 8 meetings during 1995. No director attended fewer than 75% of such meetings and of meetings of committees of the Board of Directors on which he served.

     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee reviews the results and scope of the annual audit and other services provided by the Company's public accountants. During fiscal 1995, the members of the Audit Committee were Stephen A. Duzan, Ray L. Hunt and Thomas F. McWilliams. This committee held no meetings, but took action by unanimous written consent on one occasion during 1995.

     The Compensation Committee determines salaries and incentive compensation for officers of the Company. Additionally, the Board of Directors has designated the Compensation Committee as the administrator of the Incentive Plan. During fiscal 1995, the members of the Compensation Committee were Stephen A. Duzan, Ray L. Hunt and Thomas F. McWilliams. This committee held no meetings, but took action by unanimous written consent on three occasions during 1995.

     The Nominating Committee of the Board of Directors identifies and recruits candidates to serve as directors of the Company for recommendation to the full Board of Directors. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgement and experience. Stockholders who wish to suggest qualified candidates may write to the Secretary of the Company at the address on the first page of this Proxy Statement, stating in detail the qualifications of the persons they recommend. The Nominating Committee was established on February 16, 1996, and the members are Manuel Cincotta, Jr., Ray L. Hunt and Thomas F. McWilliams.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

     Directors of the Company do not receive cash compensation for their services as directors. The Company reimburses them for the expenses incurred in attending meetings of the Board of Directors and its committees. On November 15, 1994, the Company granted Mr. Duzan a nonqualified option to purchase 7,500 shares of Common Stock at an exercise price of $0.80 per share in consideration for his service as a director. This option becomes exercisable in three equal amounts on the date of grant and on each of the first two anniversaries of the date of grant. The option expires in July 2004. On October 6, 1995, the Company granted Mr. Duzan a nonqualified option to purchase 17,500 shares of Common Stock at an exercise price of $6.71 per share in consideration for his service as a director. This option becomes exercisable in four equal amounts on each of the first four anniversaries of the date of grant, or, if earlier, upon a change in control of the Company. The option expires 10 years from the date of grant.

     In conjunction with the Annual Meeting, the Board of Directors is recommending that the stockholders of the Company approve a Stock Option Plan for Non-Employee Directors that would provide option grants to non-employee directors of the Company. See "Proposal Three" and "Compensation Plans - The Director Compensation Plan."

Compensation of Executive Officers

Summary Compensation Table

     The following table summarizes the compensation paid during fiscal years 1995 and 1994 to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal 1995 (the "Named Executive Officers").


                           Summary Compensation Table

                                                                                            Long Term
                                                                                          Compensation
                                                                                             Awards
                                                                                          -------------
                                                            Annual Compensation
                                                    ------------------------------------      Securities
                                                                           Other Annual       Underlying         All Other
 Name and Principal Position          Year      Salary ($)     Bonus       Compensation       Options (#)       Compensation
 ---------------------------          ----      ----------    -------     ---------------    -------------     ---------------
J. Warren Huff.................       1995      $203,125         --             --            125,000                  --
   President and Chief                1994       200,000         --             --                --                   --
   Executive Officer


Manuel Cincotta, Jr............       1995       225,000         --             --                --               $53,015(1)
   Chairman of the Board,             1994       225,000         --       $26,705(2)              --                23,842(3)
   Treasurer and Secretary


Ronald H. Abrahams.............       1995       200,000         --             --             70,000                  --
   Executive Vice President,          1994       150,000      $75,000           --             43,750                  --
   and Chief Operating Officer


Thomas N. Thurman..............       1995       175,000         --             --             42,500                  --
   Senior Vice President,             1994        92,188         --             --             31,250                  --
   Marketing and Business
   Development


Alan T. Barber.................       1995       138,333         --             --             25,000                  --
   Vice President, Finance            1994       110,000         --             --                --                   --
   and Administration, and
   Chief Financial Officer
- ---------------------

(1) Reflects the value of the use of the Company's automobile, term life and disability insurance premiums and tax reimbursement for these items.

(2) Reflects the value of the use of the Company's automobile, including tax reimbursement for this compensation, and tax reimbursement for items in footnote 3.

(3)    Consists of term life and disability insurance premiums.

Option Grants in 1995

     The following table sets forth information regarding the stock option grants the Company made to the Named Executive Officers during fiscal year 1995.

                                           Option Grants in Last Fiscal Year

                                                                                                Potential Realized Value
                                                                                                 at Assumed Annual Rates
                                                                                               of Stock Price Appreciation
                                                Individual Grants (1)                               for Option Term (2)
                          -----------------------------------------------------------------  --------------------------------

                          Number of     % of Total
                          Securities    Options                     Fair Market
                          Underlying    Granted to    Excercise or   Value on
                           Options      Employees in   Base Price    Grant Date  Expiration
                           Granted (#)  Fiscal  Year    ($/Sh)        ($/Sh)        Date       0%($)      5%($)      10%($)
                          ------------  ------------  ------------  -----------  ----------  ---------  ---------  ----------
J. Warren Huff........    125,000        20.11          $6.71         $9.00      10-06-2005   $286,250   $707,501  $1,792,958
Manuel Cincotta, Jr...       --            --             --            --           --           --         --          --
Ronald H. Abrahams....     70,000        11.26           6.71          9.00      10-06-2005    160,300    396,201   1,004,056
Thomas N. Thurman.....     42,500         6.84           6.71          9.00      10-06-2005     97,325    240,550     609,606
Alan T. Barber........     25,000         4.02           6.71          9.00      10-06-2005     57,250    141,500     358,592
- --------------------

(1) Options granted are nonqualified options under the Company's Amended and Restated 1995 Long Term Incentive Plan that become exercisable in four equal amounts on each of the first four anniversaries of the date of grant, subject to earlier termination in accordance with the option agreement. Exercisability of options will accelerate upon a change in control of the Company, termination of employment by the Company without cause, or termination of employment by the optionee with good reason.

(2) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the option was granted through the expiration date.

Option Exercises and Fiscal Year End Values

        The following table provides information about the number of shares issued upon option exercises by the Named Executive Officers during fiscal 1995, and the value realized by the Named Executive Officers. The table also provides information about the number and value of options held by the Named Executive Officers at December 31, 1995.

                                       Aggregate Option Exercises in Last Fiscal Year and Fiscal
                                                       Year-End Option Values

                                                                                                       Value of Unexercised
                                                                   Number of Securities                     In-the-Money
                                                                  Underlying Unexercised                      Options at
                          Shares                                   Options at FY-End(#)                      FY-End($)(1)
                        Acquired or                             ----------------------------       -------------------------------
         Name           Exercised(#)   Value Realized ($)       Exercisable    Unexercisable       Exercisable       Unexercisable
         ----           ------------   ------------------       -----------    -------------       -----------       -------------
J. Warren Huff.              --              --                 144,700         125,000           $2,061,975        $1,781,250
Manuel Cincotta, Jr.         --              --                 100,000             --             1,425,000            --
Ronald H. Abrahams           --              --                  14,584          99,166              207,822         1,413,116
Thomas N. Thurman            --              --                  10,417          63,333              148,442           902,495
Alan T. Barber               --              --                  12,500          31,250              178,125           445,313
- ------------

(1) Value based on the December 29, 1995, closing price of the Common Stock on the Nasdaq National Market System of $14.25 per share.

Employment Contracts

          The Company has entered into employment agreements with J. Warren Huff, Manuel Cincotta, Jr., Dr. Ronald H. Abrahams, Thomas N. Thurman and Alan
T. Barber. The agreements provide for the payment of base salary amounts of $225,000 for Mr. Huff, $225,000 for Manuel Cincotta, Jr., $200,000 for Dr. Abrahams, $175,000 for Mr. Thurman and $135,000 for Mr. Barber. The Compensation Committee of the Board of Directors may increase the base amounts at its discretion. The Company also agreed to provide Manuel Cincotta, Jr., with use of a Company automobile and to pay premiums on term life and disability insurance policies on Mr. Cincotta with a death benefit of at least $2,500,000 for his beneficiary. The Company has also agreed to reimburse Mr. Cincotta for taxes he incurs because of those benefits and this reimbursement. The employment agreements expire in October 1998.

          Either party may terminate employment with or without cause on five days written notice. Under the employment agreement, an executive officer is entitled to receive a lump sum payment equal to his base salary if his employment is terminated (i) by the Company for any reason other than disability or for cause, or (ii) by the executive officer for good reason. However, if either termination described in the preceding sentence follow a change in control of the Company, the executive officer is entitled to receive a lump sum payment equal to two times the sum of his base salary and budgeted bonus. After any such termination, or any termination resulting from the executive officer's disability or death, the executive officer or his family is entitled to continue participation in any benefit plan maintained by the Company until the end of the employment term stated in the employment agreement.

          Each executive officer has agreed that all work product discovered, created or developed by him, alone or with others, will belong to the Company. Each executive officer has agreed to maintain the confidentiality of the Company's proprietary information. In addition, each executive officer has agreed not to compete with the Company for three years following the end of his employment; however, the Company is required to pay to the executive an amount equal to 50% of his base salary within 10 days after termination and 100% of his base salary on the first and second anniversaries following termination of his employment to maintain the non-competition obligation.

Other Options

          At various times since its formation, the Company granted options not under the Incentive Plan for 100,000 shares to Manuel Cincotta, Jr., 75,000 shares to Dr. Anthony H. Cincotta, 75,000 shares to Dr. Albert H. Meier, 144,725 shares to J. Warren Huff, 43,750 shares to Dr. Ronald H. Abrahams, 31,250 shares to Thomas N. Thurman, and 18,750 shares to Alan T. Barber, all at an exercise price of $.80 per share. The options are fully exercisable other than those granted to Dr. Abrahams, Mr. Thurman and Mr. Barber. The options for Dr. Abrahams, Mr. Thurman and Mr. Barber were granted on March 31, 1994, June 21, 1994, and November 8, 1993, respectively, and become exercisable in equal increments on each of the first three anniversaries of their dates of grant. Each option expires at various times between December 31, 2002, and June 30, 2004. These options automatically become exercisable upon a change in control, termination of the holder's employment with the Company by the Company without cause, or termination of the holder's employment with the Company by the holder for good reason.

          In connection with these options, the Company agreed to assist these officers in paying all federal, state and local income tax liabilities with respect to the Common Stock issued upon exercise of his options by facilitating a sale of the Common Stock or arranging for the Company to repurchase a portion of these shares issued.

Director and Officer Indemnification

          The Company has entered into indemnification agreements with each of its directors and executive officers agreeing to indemnify the director or officer to the fullest extent permitted by law, and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of the Company or a subsidiary of the Company or another entity of the Company's request (an "Indemnifiable Event") , unless a reviewing party (either outside counsel or a committee appointed by the Board of Directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of the Company occurs and if the person indemnified so requests, the Company will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount deposited in the trust. An indemnitee's rights under the indemnification agreement are not exclusive of any other rights under the Company's Certificate of Incorporation or Bylaws or applicable law.


                               COMPENSATION PLANS

The Incentive Plan

          General. The Company may grant officers, directors, employees and consultants awards with respect to shares of Common Stock under the Incentive Plan. The awards under the Incentive Plan include both incentive and non-statutory stock options, stock appreciation rights and restricted stock awards. The number of shares of Common Stock that may be issued under the Incentive Plan is currently 731,525 shares. The Company has granted options under the Incentive Plan for 723,080 shares of Common Stock. Accordingly, the number of shares currently available for additional awards under the Incentive Plan is 8,445.

          Administration. The Compensation Committee selects Incentive Plan participants, determines the type and size of awards, determines when awards will be granted, and determines the terms of each award. References to the Committee in the remainder of this Proxy Statement refer to the Compensation Committee in its administrative capacity under the Incentive Plan unless otherwise specified. The Compensation Committee may grant options to employees and officers of the Company contingent on shareholder approval of Proposal Two.

          Eligibility. The Committee determines who will receive awards from among the officers, directors and employees of the Company and its subsidiaries. The Committee may also grant awards to persons who provide consulting or advisory services to the Company.

          Stock Options. Options that may be awarded under the Incentive Plan are incentive options (as defined in the Incentive Plan) meeting the requirements of Section 422 of the Internal Revenue Code and nonstatutory options (as defined in the Incentive Plan) that do not meet those requirements. Options are rights to purchase a specified number of shares of Common Stock at a price fixed when the option is granted. Incentive options must have an exercise price of at least the fair market value of the shares on the date of grant. Options are exercisable when and on the terms set by the Committee, but no incentive option may be exercised more than ten years after the date of its grant. Payment of the exercise price may be made in cash, with other shares of Common Stock or a combination of both. Pyramiding of stock option exercises may be permitted, which could allow a participant to exercise the options without paying any significant amount of cash.

          Stock Appreciation Rights. A stock appreciation right (sometimes called an "SAR") may be granted in connection with an option or without relation to an option. An SAR entitles the holder to receive an amount of Common Stock or cash equal to the excess of the fair market value of a share of Common Stock on the date of exercise over either the exercise price of a related option or the exercise price of the SAR if it is not related to an option. The Committee may limit the amount payable on exercise of an SAR by imposing the limit on the date of grant.

          Restricted Stock Awards. A restricted stock award is an award of shares of Common Stock that the recipient cannot sell, transfer, hypothecate (pledge), or otherwise alienate until conditions to the removal of those restrictions have been satisfied. If the conditions are not satisfied before specified times, the shares are forfeited to the Company. The conditions to removal of the restrictions may require the recipient to continue as a director, officer, consultant, advisor or employee for a specified period or achievement of certain performance objectives. The Committee may impose any conditions on any shares of Common Stock granted or sold as restricted stock that it believes advisable. When the restrictions lapse, the Company will deliver to the recipient of the restricted stock award a certificate representing the number of shares for which restrictions have lapsed, free of any restrictive legend relating to those lapsed restrictions. The Committee may, in its discretion, prospectively reduce the restriction period applicable to a particular restricted stock award.

          Change in Control. Awards granted under the Incentive Plan may provide that, upon a change of control of the Company, (1) each holder of an option will be granted a corresponding SAR, (2) all outstanding SARs and stock options will become immediately and fully vested and exercisable in full, and
(3) the restriction period on any restricted stock award will be accelerated and the restrictions will expire. In general, a change of control of the Company occurs in any of four situations: (1) a person other than the Company, certain affiliated companies or benefit plans, or a company with the same ownership as the Company acquires fifty percent or more of the voting power of the Company's outstanding voting securities; (2) a majority of the Board is not comprised of the members of the Board at September 15, 1995, and persons whose elections as directors were approved by those original directors or their approved successors; (3) the Company merges or consolidates or participates in a securities exchange with another corporation or entity, or the Company's stockholders approve such a merger or consolidation or securities exchange, other than mergers or consolidations or securities exchanges in which the Company's voting securities are converted into securities having the majority of voting power in the surviving company; or (4) the Company liquidates or sells all or substantially all its assets, or the Company's stockholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as the Company.

          Restructurings. Awards granted under the Incentive Plan may provide that, if a restructure of the Company occurs that does not constitute a change in control of the Company, the Committee may (but need not) cause the Company to take any one or more of the following actions: (1) accelerate in whole or in part the time of vesting and exercisability of any outstanding SARs and options in order to permit those SARs and options to be exercisable before, upon, or after the completion of the restructure; (2) grant each option holder corresponding SARs; (3) accelerate in whole or in part the expiration of some or all of the restrictions on any restricted stock award so that the Common Stock subject to the awards will be owned without restriction or risk of forfeiture;
(4) if the restructure involves a transaction in which the Company is not the surviving entity, cause the surviving entity to assume in whole or in part any one or more of the outstanding awards upon such terms and provisions as the Committee deems desirable; or (5) redeem in whole or in part any one or more of the outstanding awards (whether or not then exercisable) in consideration of a cash payment, adjusted for withholding obligations. A restructure generally is any merger or consolidation of the Company, the consummation of a securities exchange involving the stockholders of the Company, or the direct or indirect transfer of all or substantially all of the Company's assets (whether by sale, merger, consolidation, liquidation, or otherwise) in one transaction or a series of transactions.

          Federal Income Tax Consequences. Participants in the Incentive Plan who receive an incentive option will not recognize income for federal income tax purposes as a result of the receipt or exercise of the incentive option. However, exercise of the incentive option will increase the optionee's alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the

Common Stock received over the exercise price. The Company will not be entitled to a deduction with respect to the grant or exercise of an incentive option.

          Provided the shares are held as a capital asset, gain recognized on the disposition of Common Stock acquired by exercise of an incentive option ("incentive stock") will be treated as long-term capital gain if (a) the incentive stock has been held by the optionee more than two years after the date the incentive option was granted and more than one year after the date the incentive option was exercised (the "Statutory Holding Period") and (b) certain other requirements of the Internal Revenue Code are satisfied by the holder of the incentive stock. Gain recognized on disposition of incentive stock held by the optionee for less than the Statutory Holding Period (a "disqualifying disposition") generally will be compensation income to the optionee to the extent of the excess of the fair market value of the incentive stock when received (or, if less, the amount realized on disposition of the incentive stock) over the applicable exercise price. However, if upon receipt the incentive stock is subject to a substantial risk of forfeiture within the meaning of Section 83(c) of the Internal Revenue Code, then special rules apply concerning the date when the fair market value of the incentive stock is determined. Any gain recognized in excess of the amount taxed as compensation generally will be characterized as capital gain. If an optionee pays the exercise price of an incentive option solely with cash, the optionee's initial tax basis of the incentive stock received is equal to the amount of cash paid. An optionee who pays all or a portion of the exercise price of an incentive option with shares of Common Stock will be subject to detailed rules as provided in regulations concerning recognition of income or gain and the determination of basis in the shares received. In the event of a disqualifying disposition, the Company will be entitled to a corresponding deduction for federal income tax purposes equal to the amount of compensation income includible by the optionee (provided the optionee's total compensation for that year is otherwise deductible and the applicable withholding requirements are satisfied).

          The grant of a nonstatutory option should neither result in recognition of taxable income by the optionee nor give rise to a deduction by the Company. However, an optionee who exercises a nonstatutory option must generally, as of the exercise date, recognize compensation income equal to the excess (if any) of the then fair market value of the Common Stock received over the exercise price of the option. If the Common Stock received upon exercise of a nonstatutory option is subject to a substantial risk of forfeiture within the meaning of Section 83(c) of the Internal Revenue Code, then, unless the optionee makes an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the excess of the fair market value of the shares over the price paid, the excess would not be includible as compensation income unless and until the substantial risk of forfeiture has lapsed. Any gain or loss on the subsequent sale or exchange of Common Stock received on exercise of a nonstatutory option will be treated as capital gain or loss, provided the stock is held as a capital asset. If an optionee pays the exercise price of a nonstatutory option solely with cash, the tax basis of the Common Stock received will equal the sum of the cash paid plus the amount of compensation income includible by the optionee resulting from the exercise. An optionee who pays all or a portion of the exercise price of a nonstatutory option with shares of Common Stock is subject to detailed rules as provided in regulations concerning recognition of income or gain and the determination of basis in the shares received. The amount of compensation income includible in gross income by an optionee is deductible by the Company during its taxable year in which the income is includible by the optionee (provided the optionee's total compensation for that year is otherwise deductible and the applicable withholding requirements are satisfied).

          A participant generally will not recognize taxable income upon the grant under the Incentive Plan of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary income in an amount equal to the cash and fair market value of other property received, including Common Stock. The value of the shares will be determined (1) on the date received, if the shares are substantially vested as of that date or (2) the first date on which the shares become substantially vested. Delivery of shares of Common Stock previously owned by the participant to the Company to satisfy any tax withholding obligations of the Company will be a taxable event to the participant with respect to the surrendered shares. The Company will be entitled to a deduction in the amount and at the time that the participant recognizes ordinary income in connection with the exercise of an SAR provided that the participant's compensation is otherwise deductible and the Company withholds the applicable federal income taxes (if required to do so). If the SAR is paid, in whole or in part, in shares of Common Stock, the amount recognized by the participant as ordinary income with respect to such shares becomes the participant's basis in the shares of Common Stock for purposes of determining any gain or loss on the subsequent sale of those shares.

          A participant who receives a restricted stock award will recognize ordinary income equal to the fair market value of the restricted Common Stock received at the time the restrictions lapse, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to report the fair market value of the restricted Common Stock as ordinary income at the time of receipt. At the time the participant is required to include such ordinary income in gross income, the Company may deduct a corresponding amount, provided the participant's compensation is reasonable and the Company withholds the applicable federal income taxes (if required to do so). During the period in which a participant holds restricted Common Stock, before the lapse of the restrictions, if dividends are declared but not distributed to the participant until the restrictions lapse, the dividends will be treated for tax purposes by the participant and the Company in the following manner: (1) if the participant makes an election under Section 83(b) of the Internal Revenue Code to recognize income at the time of receipt of the restricted Common Stock, the dividends will be taxed as dividend income to the participant when the restrictions lapse and the Company will not be entitled to a deduction and will not be required to withhold income tax, and (2) if no election is made under Section 83(b) by the participant, the dividends will be taxed as compensation to the participant at the time the restrictions lapse and will be deductible by the Company and subject to any required income tax withholding at that time.

          In each case, the Company's ability to deduct amounts with respect to any awards for U.S. federal income tax purposes will be subject to compliance with the conditions or limitations of Section 162(m) of the Internal Revenue Code.

          Plan Benefits Table. Future awards, if any, that will be made to eligible participants in the Incentive Plan are subject to the discretion of the Committee and, therefore, are not determinable at this time. The following table sets forth, for certain executive officers and groups, the awards that have been received under the Incentive Plan through April 26, 1996. Each award is a nonstatutory stock option that vests in equal increments on each of the first four anniversaries of its grant date.

                                               Number of
                           Name                Shares (#)
                        ----------           --------------
             J. Warren Huff.............       125,000
             Manuel Cincotta, Jr........          --
             Ronald H. Abrahams.........        70,000
             Thomas N. Thurman..........        42,500
             Alan T. Barber.............        25,000

          Amendment and Termination. The Board of Directors may amend, modify, suspend or terminate the Incentive Plan. The Incentive Plan may not be amended, however, without the consent of the holders of a majority of the shares of Common Stock present or represented and entitled to vote, or without the consent of a majority of the shares then outstanding to (1) increase materially the aggregate number of shares of Common Stock that may be issued under the Incentive Plan (except for adjustments pursuant to Section 9 of the Incentive
Plan), (2) increase materially the benefits accruing to participants under the Incentive Plan, or (3) modify materially the requirements about eligibility for participation in the Incentive Plan.

The Director Compensation Plan

          General.  On May 15, 1996, the Board of Directors approved, subject to
stockholder approval, a proposal   to adopt the Director Stock Plan.  The
Director Stock Plan provides for an initial grant of an option to purchase 10,000 shares of Common Stock to each eligible non-employee director upon first
being elected or appointed to   serve on the Board of Directors.  Those eligible
directors already serving at the time the Director Stock Plan is   approved by
the stockholders of the Company (other than Stephen A. Duzan who has previously
been granted stock   options under the Incentive Plan) will each be granted a
stock option to purchase 10,000 shares of Common Stock   with a deemed date of
grant of May 15, 1996.  If a director remains eligible to receive stock options
under the   Director Stock Plan on the second anniversary of the date that a
director is first granted a stock option under the   Director Stock Plan, that
director will be granted a second stock option to purchase 10,000 shares of
Common   Stock.  If Stephen A. Duzan remains eligible to receive stock options
under the Director Stock Plan, he will be   granted a stock option to purchase
10,000 shares of Common Stock on October 6, 1999, the date that his awards previously granted under the Incentive Plan are to become fully vested and exercisable.

          Aggregate Shares.  The aggregate number of shares of Common Stock that
may be issued under the   Director Stock Plan is 200,000 shares (subject to
adjustment in certain circumstances).

          Administration.  The Director Stock Plan is self-administering. It
provides for the grant of specific stock   options upon the occurrence of
specific events.  Stock options granted under the Director Stock Plan are not
subject   to discretion.

          Eligibility.  Only directors of the Company who are not employees or
paid consultants of the Company   or any of its subsidiaries will be granted
stock options under the Director Stock Plan.

          General Terms of Stock Options. Each stock option granted under the Director Stock Plan will have an exercise price equal to the fair market value of the shares of Common Stock thereunder on the date of grant. Stock options granted under the Director Stock Plan will vest and become exercisable in equal increments on the first and second anniversary of their date of grant, but no stock options may be exercised more than ten years after the date of its grant. Payment of the exercise price must be made in cash.

          Change in Control. Upon the occurrence of a change in control of the Company, all stock options granted under the Director Stock Plan shall immediately become fully vested and exercisable with respect to all shares of Common Stock thereunder (the total number of shares of Common Stock as to which an option is exercisable upon the occurrence of a change in control is referred to herein as the "Total Shares"). If a change in control involves the merger or consolidation of the Company with or into another entity or the exchange of all of the shares of Common Stock for securities of another entity (collectively, a "Restructuring"), then the optionee will be entitled to purchase or receive (in lieu of the Total Shares that the optionee would otherwise be entitled to purchase) the number of securities, cash or property to which that number of Total Shares would have been entitled in connection with such Restructuring (and at an aggregate exercise price equal to the exercise price that would have been payable if that number of Total Shares had been purchased on the exercise of the option immediately before the consummation of the Restructuring). A change in control has the meaning ascribed to such term in the Incentive Plan. See "Compensation Plans - The Incentive Plan."

          Death and Disability. Upon the death or disability of a director, each stock option granted to that director under the Director Stock Plan will become vested and exercisable with respect to all shares of Common Stock thereunder for a period of the lesser of (A) 180 days from the date of death or disability or
(B) the remainder of the term of the stock option.

          Other Termination. Upon a director no longer serving on the Board of Directors for any reason other than his death or disability, the portion of all stock options granted to that director under the Director Stock Plan that is not yet exercisable will become null and void; provided, however, that the portion, if any, of all stock options granted to that director that are then exercisable will then be exercisable for a period of 180 days from the date that the director ceases to serve as a director.

          Federal Income Tax Consequences. Stock options that may be granted under the Director Stock Plan are nonstatutory options not meeting the requirements of Section 422 of the Internal Revenue Code. See the discussion of the federal income tax consequences associated with nonstatutory stock options in "Compensation Plans - The Incentive Plan."

          Plan Benefits Table. The following table sets forth the stock options that will be granted under the Director Stock Plan upon approval of the Director Stock Plan. These options will have an exercise price equal to the fair market value of the shares of Common Stock on May 15, 1996, the effective date of grant.

                           Name                Number of Shares
                           ----                ----------------
             Ray L. Hunt                           10,000

             Thomas F. McWilliams                  10,000


          Amendment and Termination.  The Board of Directors, in its discretion,
may terminate the Director Stock   Plan at any time with respect to any shares
of Common Stock for which stock options have not theretofore been   granted.
The Board of Directors has the right to alter or amend the Director Stock Plan
from time to time; provided,   however, that (i) no change in any stock option
granted may be made that would impair the rights of an optionee   without the
consent of such optionee and (ii) that the Director Stock Plan may not be
amended without stockholder   approval (unless federal securities and tax laws
are amended to no longer require such stockholder approval) more   than once
every six months, to materially increase the benefits accruing to participants,
to increase the aggregate   number of shares that may be issued, or to modify
the requirements as to eligibility for participation therein.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Compensation Program

          The Company's executive compensation program is designed to help the Company attract, motivate and retain the individuals that the Company needs to maximize its return to stockholders. To meet this overall objective, the Company provides competitive compensation opportunities and incentive award payments based on Company and individual performance. The Company attempts to provide each of its executives with a compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications in other organizations of the Company's size and in the Company's industry.

          Cash Compensation. Cash compensation for the executive officers named in the Summary Compensation Table consists of a base salary and an annual bonus. The base salaries are consistent with the biotechnology industry for companies at a stage of development comparable to that of the Company and are fixed pursuant to employment agreements entered into between the Company and each of its executives. The Compensation Committee determines an executive's competitive level of compensation based on information from a variety of sources, including proxy statements of other companies and special surveys. The Compensation Committee believes it is crucial to provide salaries within a competitive market range to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the executive position in question and the labor markets from which qualified individuals would be recruited. Annual salary increases for the Company's executive group may be given based on general levels of market salary increase, individual performance and the Company's overall financial results without any specific weighting among these factors. Any base salary increases are expected to be consistent with the Company's philosophy of pay-for-performance.

          An executive of the Company may also be awarded cash bonuses when the executive meets or exceeds the Board of Directors expectations for that executive in advancing the Company toward its key corporate objectives. These objectives typically focus on results of the Company's operations, scientific accomplishments and, as the Company remains in the developmental stage, critical milestones in bringing the Company's science to the marketplace. As shown in the Summary Compensation Table, the Company's executives received no bonuses during 1995.

          Incentive Plan. Equity based incentive compensation may be awarded under the Company's Incentive Plan to the Company's executives. The Incentive Plan allows grants of stock options, SARs and restricted stock awards. To date, only stock options have been awarded under the Incentive Plan. The Compensation Committee believes that providing equity based compensation to executives can be critical in attracting and retaining qualified individuals and in bringing out their superior performance.

Chief Executive Officer Compensation

          As previously described, the Company structures the pay for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for the job. In November 1995, Manuel Cincotta, Jr., retired as Chief Executive Officer of the Company for health reasons. At that time, J. Warren Huff, formerly the Company's President and Chief Operating Officer, assumed the position of Chief Executive Officer. Mr. Huff continues to act as the Company's President. Specific actions taken by the Compensation Committee regarding the compensation of Mr. Huff are summarized below.

          Base Salary. Concurrent with Mr. Huff's assumption of the duties of the Company's Chief Executive Officer, Mr. Huff 's annual base salary was increased from $200,000 to $225,000. This adjustment was intended to bring Mr. Huff 's salary closer to the market rate and to recognize the performance that made him the choice to succeed Mr. Cincotta. The criteria used in establishing the size of Mr. Huff 's salary increase included a comparison of salaries of other officers in comparable companies, as well as progress made in the implementation of the Company's business strategy while Mr. Huff served as Chief Operating Officer, without any specific weighting among these factors.

          Bonus.  Mr. Huff received no cash bonus during fiscal 1995.

          Incentive Stock Plan. The Compensation Committee believes that equity based compensation, in the form of stock options, is an important component of Mr. Huff 's compensation. In 1995, Mr. Huff was granted options to purchase 125,000 shares of the Company's stock based upon his and the Company's performance.

                             COMPENSATION COMMITTEE

                                  Ray L. Hunt
                                Stephen A. Duzan
                         Thomas F. McWilliams, Chairman

                               PERFORMANCE GRAPH

          The Performance Graph compares the cumulative total return of the Company, the Nasdaq Stock Market (US Companies) and Nasdaq Pharmaceuticals Stocks. The graph assumes that $100 was invested in the stock or the index on December 14, 1995, the date of the Company's initial inclusion on the Nasdaq National Market System, and also assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                            ERGO SCIENCE CORPORATION
                           COMPARATIVE TOTAL RETURNS
                  DECEMBER 14, 1995 THROUGH DECEMBER 29, 1995





                                    December 14, 1995  December 29, 1995
                                    -----------------  -----------------

          Ergo Science Corporation(1)...   $100               $143
          Nasdaq Stock Market...........   $100               $101
          Nasdaq Pharmaceuticals........   $100               $115

____________________
     (1) Based upon a stock price of $10.00 per share, the closing per share price of the Common Stock on the day of the initial public offering.

     As of May 15, 1996, the closing price of the Company's Common Stock on the Nasdaq National Market System was $21.13 per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the shares of the Company's Common Stock as of May 15, 1996, by (i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company, and (iv) all executive officers and directors of the Company as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock indicated.

                                                 Shares         Percentage
                                              Beneficially     Beneficially
        Beneficial Owner                        Owned(1)         Owned(1)
        ----------------                      ------------     ------------

    Hunt Financial Corporation.............     1,842,904        18.1%
     1445 Ross at Field
     Dallas, Texas  75202
    Citicorp Venture Capital Ltd (2).......     1,678,910        16.5%
     399 Park Avenue
     New York, New York  10043
    Anthony H. Cincotta (3)................       868,578         8.4%
     Charlestown Navy Yard
     100 First Avenue, Fourth Floor
     Charlestown, Massachusetts 02129
    Albert H. Meier (4)....................       709,168         7.0%
     Charlestown Navy Yard
     100 First Avenue, Fourth Floor
     Charlestown, Massachusetts  02129
    Manuel Cincotta, Jr (5)................       578,811         5.6%
     Charlestown Navy Yard
     100 First Avenue, Fourth Floor
     Charlestown, Massachusetts  02129
    Citi Growth Fund, L.P. (2).............       343,357         3.4%
     c/o Sycamore Management
     989 Lenox Drive
     Building 1, Suite 208
     Lawrenceville, New Jersey  08648
    J. Warren Huff (6).....................       122,225         1.2%
    Ronald H. Abrahams (7).................        29,167           *
    Thomas N. Thurman (8)..................        20,834           *
    Alan T. Barber (9).....................        12,500           *
    Stephen A. Duzan (10)..................         5,000           *
    Ray L. Hunt (11).......................        83,976           *
     1445 Ross at Field
     Dallas, Texas  75202
    Thomas F. McWilliams (12)..............        59,054           *
    All executive officers and directors
    as a group (12 persons)................     2,504,313        23.2%

- --------------

*   Represents less than 1% of outstanding Common Stock or voting power.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.

(2) Excludes shares of Common Stock beneficially owned by the employees of CVC and Citi Growth Fund, L.P., including shares owned by Mr. McWilliams, as to which CVC and Citi Growth Fund, L.P. disclaim beneficial ownership. CVC and Citi Growth Fund, L.P. are affiliates, but each disclaims beneficial ownership of the shares held by the other.

(3) Includes 75,000 shares of Common Stock subject to exercisable stock options and 146,078 shares held in a trust for the benefit of the children of Manuel Cincotta, Jr., for which Dr. Anthony Cincotta serves as trustee.

(4) Includes 75,000 shares of Common Stock subject to exercisable stock options.

(5) Includes 100,000 shares of Common Stock subject to exercisable stock options.

(6) Includes 122,200 shares of Common Stock subject to exercisable stock options.

(7) Includes 29,167 shares of Common Stock subject to exercisable stock options.

(8) Includes 20,834 shares of Common Stock subject to exercisable stock options.

(9) Includes 12,500 shares of Common Stock subject to exercisable stock options.

(10) Includes 5,000 shares of Common Stock subject to exercisable stock options.

(11) Consists entirely of shares owned by Lafayette Investment Company, a limited partnership, the sole general partner of which is a corporation owned entirely by Mr. Hunt. Excludes shares owned by Hunt Financial Corporation, the capital stock of which is held, indirectly, through a series of corporations, by certain trusts for the benefit of Mr. Hunt and members of his family.

(12) Excludes shares owned by CVC, Citi Growth Fund, L.P., and other employees of CVC, as to which Mr. McWilliams disclaims beneficial ownership.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Hunt Financial Corporation ("Hunt Financial") loaned the Company
$1,000,000 on February 3, 1995; $2,009,863 on March 10, 1995 ($1,009,863 of
which the Company used to repay the February 1995 loan); and $3,028,845 on April 13, 1995 ($2,028,845 of which the Company used to repay the March 1995 loan). The Company used the loans for working capital. The loans bore interest at 1% over the prime rate and were unsecured. On May 30, 1995, Hunt Financial purchased 10,426 shares of the Company's Series C Preferred Stock for $4,999,892. At that time, the Company issued to Hunt Financial, for $.0004 per warrant, warrants to purchase an additional 50,650 shares of Common Stock at $16.20 per share. The Company used a portion of the proceeds of Hunt Financial's purchase of Series C Preferred Stock to repay the $3,067,847 principal and interest on the April 1995 loan.

     On September 1, 1995, CVC, Citi Growth Fund, L.P. ("Citi Growth"), an affiliate of CVC, CVC employees (including Mr. McWilliams), Hunt Financial, and Lafayette Investment Company ("Lafayette"), a company controlled by Mr. Hunt, entered into a loan agreement (the "Loan Agreement") pursuant to which they loaned to the Company $4,000,000 at an interest rate of 10% per annum. Upon the closing of the Company's initial public offering in December 1995, the principal and interest on the loan were converted into Common Stock at $9.00 per share, resulting in 451,767 shares of Common Stock being issued. Hunt Financial and CVC are each greater than five percent shareholders of the Company's Common Stock.

     In September 1995, CVC, Citi Growth, CVC employees (including Mr. McWilliams), Hunt Financial and Lafayette agreed with other stockholders and the Company to amend the certificates of designations of the Company's then outstanding Series A, Series B and Series C Preferred Stock to provide that the shares of Series A, Series B and Series C Preferred Stock would automatically convert to Common Stock upon the closing of the Company's initial public offering at a weighted average conversion price of $6.41 per share of Common Stock. Before then, the Series A, Series B and Series C Preferred Stock had conversion prices of $16.90, $19.18, and $19.18 per share of Common Stock, respectively, but would not have converted to Common Stock upon closing of the Company's initial public offering. Also, all warrants previously issued to Hunt Financial were canceled. In connection with these amendments, the Company recorded a preferred stock dividend in the amount of $7,123,536.

     The following table sets forth (i) the amount that each of CVC, Citi Growth, Mr. McWilliams, Hunt Financial, and Lafayette had invested in Series A, Series B and Series C Preferred Stock and loaned under the Loan Agreement, including accrued dividends and interest, and (ii) the number of shares of Common Stock into which the Preferred Stock, the loan and accrued dividends and interest were converted .


                         Amount Invested or Loaned Including Accrued Dividends and
                     Interest and the Number of Shares of Common Stock Issued Therefore
                     ------------------------------------------------------------------
                         Series A           Series B           Series C                     Total Amount
                     Preferred Stock    Preferred Stock    Preferred Stock        Loan        Invested,      Total
                     ----------------   ----------------   ----------------   ------------     Loaned        Common
                        Amount/No.         Amount/No.         Amount/No.       Amount/No.    and Accrued      Stock
                     ----------------   ----------------   ----------------   ------------   ------------   ---------
CVC...............      $3,557,781/       $8,551,134/               --         $1,579,058/    $13,687,973    1,520,885
                           395,309           950,126                              175,450

Citi Growth.......       1,513,917/          979,326/               --            324,697/      2,817,967      313,107
                           168,213           108,814                               36,077

Mr. McWilliams....         151,389/          275,049/               --             55,554/        481,992       53,554
                            16,821            30,561                                6,172

Hunt Financial....              --         2,948,850/          $11,328,660/     1,939,858/     16,217,368    1,801,929
                                             327,650             1,258,740        215,539

Lafayette                       --           589,491/               --             92,502/        681,993       75,776
                                              65,499                               10,277

          In addition, the Company granted demand and piggyback registration rights to the purchasers of Preferred Stock and to these lenders with respect to the Common Stock issuable upon conversion of the Series A, Series B and Series C Preferred Stock or issuable in payment of the loan at the closing of the Company's initial public offering.

          In 1992, the company agreed to purchase from Dr. Anthony H. Cincotta his interest in patents and patent applications relating to the Company's technology. Under the agreement, the Company was to pay Dr. Cincotta $200,000 each year for five years. The Company made one of those payments. In December, 1995, the Company paid to Dr. Cincotta $800,000 in full satisfaction of those obligations.

          The Company licenses certain patents and patent applications from LSU that relate to inventions of Drs. Anthony H. Cincotta and Albert H. Meier.
LSU's bylaws give inventors of LSU's patents the right to share in any royalties LSU receives from those patents. In April 1995, the Company issued to each of Drs. Cincotta and Meier 60,000 shares of Common Stock to acquire their investors' share of royalties attributable to the Company's license payments to LSU under that license. The number of shares of Common Stock issued was negotiated between Drs. Cincotta and Meier and the Board of Directors.

          In October 1995, the Company entered into a consulting agreement with Dr. Meier in which the Company agreed to pay Dr. Meier $100,000 per year for at least 20 hours of consulting services per week through October 1998. Dr. Meier agreed that all work product discovered, created or developed by him, alone or with others, will belong to the Company. Dr. Meier also agreed to maintain the confidentiality of the Company's proprietary information. In addition, Dr. Meier agreed not to compete with the Company for two years following the end of his consulting services; however, the Company is required to pay Dr. Meier an amount equal to 50% of his annual consulting fee within 10 days after the end of his consulting services and 100% of his annual consulting fee on the first anniversary of termination of his consulting services to maintain the noncompetition obligation. The Company may terminate the consulting arrangement at any time. However, if the termination is without cause, the Company must pay Dr. Meier the lesser of $100,000 or the amount of fees he would have received under the remaining term of the agreement.


           COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

          The members of the Compensation Committee are Stephen A. Duzan, Ray L. Hunt, and Thomas F. McWilliams. None of them is or has been an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Messrs. Hunt and McWilliams, or their affiliates, have acquired capital stock of the Company and loaned funds to the Company. See "Certain Relationships and Related Transactions."


                                 ADDITIONAL INFORMATION

Solicitation

          This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

Stockholder Proposals

          Stockholder proposals which are intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1997 must be received by the Company at its executive offices, 33 Third Avenue, Charlestown, Massachusetts 02129, no later than January 24, 1997, in order that they may be included in the proxy statement and form of proxy for that meeting.

Change in Independent Accountants

          In August 1995, the Company dismissed Ernst & Young LLP as its independent auditors. The decision to dismiss Ernst & Young LLP was made by the Company's management and was ratified by the Company's Board of Directors and Audit Committee. During 1993, 1994 and 1995 there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in its reports.
During 1993 through the date of dismissal in 1995, Ernst & Young LLP did not advise the Company that any of the following circumstances existed:

(1) that the internal controls necessary for the Company to develop reliable financial statements do not exist; (2) that information had come to their attention that made them no longer able to rely on management's representations, or that made them unwilling to be associated with the financial statements prepared by management; (3) that they needed to expand significantly the scope of their audit of the Company; or (4) that information had come to their attention that materially affected, or if investigated further may materially affect, the fairness or reliability of a previously issued audit report or financial statements or the fairness of financial statements issued or to be issued for fiscal periods following the last audit report. Coopers & Lybrand L.L.P. was engaged as the Company's independent accountants in August 1995.

Annual Report

          The Company's annual report to stockholders for the year ended December 31, 1995, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy solicitation material.

Other Matters

          The Board of Directors of the Company knows of no other business that will be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgement.

                                 By Order of the Board of Directors,


                                 Manuel Cincotta, Jr.
                                 Chairman of the Board and Secretary

Charlestown, Massachusetts
May 24, 1996

                           ERGO SCIENCE CORPORATION

                                     PROXY
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING, JUNE 25, 1996

     The undersigned hereby constitutes and appoints each of J. Warren Huff and Manuel Cincotta, Jr., his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Ergo Science Corporation held of record by the undersigned on the record date, at the Annual Meeting of Stockholders of Ergo Science Corporation, to be held at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts, on Tuesday, June 25, 1996, at 10:00 a.m. local time, and at any adjournment thereof, on all matters coming before said meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS WHICH ARE FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR PROPOSALS 2,3 AND 4. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE


[X] Please mark your votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZE THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2,3 AND 4.

1. ELECTION OF DIRECTORS: To elect each of J. Warren Huff and Stephen A. Duzan as Class I directors for a three year term ending at the Annual Meeting of stockholders in 1999 and until their successors are duly elected and qualified or their earlier resignation or removal.

     [_] FOR BOTH NOMINEES   [_] WITHHELD FROM BOTH NOMINEES

     [_] ___________________________________
     FOR BOTH NOMINEES EXCEPT AS NOTED ABOVE


2. To approve an amendment to the Ergo Science Corporation Amended and Restated 1995 Long Term Incentive Plan to increase the number of shares of the Company's common stock available to be issued thereunder from 731,525 shares to 1,431,525 shares.

     [_]  FOR    [_] AGAINST    [_]  ABSTAIN
3.   To approve a Stock Option Plan for Non-Employee Directors of the Company.

     [_]  FOR    [_] AGAINST    [_]  ABSTAIN

4. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company for fiscal 1996.

     [_]  FOR    [_] AGAINST    [_]  ABSTAIN


Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g. as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.

Signature: ______________ Date: ________ Signature:_____________ Date: _________